Prospectus Supplement	Filed pursuant to Rule 424(b)(2)
(to Prospectus dated September 27, 2010)	Registration Statement No. 333-169491
and Registration Statement No. 333-163196

TOWER SEMICONDUCTOR LTD.

Up to $35,049,185 of
Ordinary Shares

We are party to a Standby Equity Purchase Agreement, or the SEPA, with YA Global Master SPV Ltd., or YA Global, for the offer and sale of up to $35,049,185 of our ordinary shares, par value New Israeli Shekels 1.00 per share, offered by this prospectus supplement and the accompanying base prospectus. We may from time to time issue all or a portion of these shares to YA Global at 98% of the market price for the ordinary shares (as determined in accordance with the SEPA) at the time of such issuance. This prospectus supplement also covers the issuance of any ordinary shares that we may issue to YA Global in payment of all or a portion of the commitment fees which are payable to YA Global from and after the date hereof under the SEPA at the market price for the ordinary shares (as determined in accordance with the SEPA) at the time of payment.  For additional information on the commitment fees payable to YA Global, see the section entitled “Plan of Distribution” on page S-5.

We have been advised by YA Global that the resale of any ordinary shares by YA Global will be made by means of ordinary brokers’ transactions on the NASDAQ Global Market, the Tel-Aviv Stock Exchange or otherwise at market prices prevailing at the time of sale or at prices related to the prevailing market prices. For additional information on the methods of sale that may be used by YA Global, see the section entitled “Plan of Distribution” on page S-5.

Our ordinary shares are quoted on the NASDAQ Global Market and the Tel-Aviv Stock Exchange under the symbol “TSEM.” On December 14, 2010, the last reported sales prices of our ordinary shares on the NASDAQ Global Market and the Tel-Aviv Stock Exchange were $1.39 per share and NIS 5.06 per share, respectively.

Investing in our securities involves a high degree of risk. See “Risk Factors” referred to and included beginning on page S-2 of this prospectus supplement.

In connection with the resale of our ordinary shares, YA Global may be deemed to be an “underwriter” within the meaning of the Securities Act of 1933, as amended, and the compensation of YA Global may be deemed to be underwriting commissions or discounts.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying base prospectus. Any representation to the contrary is a criminal offense.

YA Global Master SPV Ltd.

The date of this prospectus supplement is December 15, 2010

This prospectus relates to $32.5 million of our securities to be offered pursuant to our Registration Statement No. 333-169491 and $2.55 million of our securities to be offered pursuant to our Registration Statement No 163196.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying base prospectus. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer and sale is not permitted.

You should not assume that the information appearing in this prospectus supplement or the base prospectus is accurate as of any date other than the date on the front cover of the respective documents. You should not assume that the information contained in the documents incorporated by reference in this prospectus supplement or the base prospectus is accurate as of any date other than the respective dates of those documents. Our business, financial condition, results of operations, and prospects may have changed since that date.

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PROSPECTUS SUMMARY

About This Prospectus Supplement

          This prospectus supplement and the accompanying base prospectus are part of a registration statement on Form F-3(Registration No.333-169491) that we filed with the Securities and Exchange Commission using a “shelf” registration process. Under this shelf process, in addition to securities sold thereunder to date, we may offer to sell any combination of the securities described in the base prospectus in one or more offerings up to a total dollar amount of $50 million. The base prospectus provides you with a general description of the securities we may offer. Each time we sell securities under this shelf registration, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in the base prospectus. You should read both this prospectus supplement and the accompanying base prospectus, including all documents incorporated by reference.

          This prospectus supplement provides specific details regarding the issuance of up to $35,049,185 of our ordinary shares pursuant to the SEPA. To the extent there is a conflict between the information contained in this prospectus supplement and the base prospectus, you should rely on the information in this prospectus supplement. This prospectus supplement, the base prospectus and the documents we incorporate by reference herein and therein include important information about us and our ordinary shares, and other information you should know before investing. You should read both this prospectus supplement and the base prospectus, together with the additional information described in the base prospectus under the heading “Where You Can Find More Information; Incorporation of Information by Reference.”

Company Overview

We are a pure-play independent specialty wafer foundry dedicated to the manufacture of semiconductors. Typically, pure-play foundries do not offer products of their own, but focus on producing integrated circuits, or ICs, based on the design specifications of their customers. We manufacture semiconductors for our customers primarily based on third party designs and our own process technology and engineering support. We currently offer the manufacture of ICs with geometries ranging from 1.0 to 0.13-micron. We also provide design services and complementary technical services. ICs manufactured by us are incorporated into a wide range of products in diverse markets, including consumer electronics, personal computers, communications, automotive, industrial and medical device products.

In January 2001, we commenced construction of a state-of-the-art wafer fabrication facility, which we refer to as Fab 2, located in Migdal Haemek, Israel and adjacent to our first facility, Fab 1. In 2003, we completed the infrastructure of Fab 2 and commenced production at this Fab.  Fab 2 is designed to operate in geometries of 0.18-micron and below, using advanced materials and advanced CMOS technology licensed from Freescale and Toshiba and other technologies that we developed and will develop independently or with development partners. Depending on the process technology and product mix, when fully ramped-up, we estimate that Fab 2 will be able to achieve capacity levels of approximately 40,000 wafers per month. We have not completed the full ramp-up of Fab 2. The timing of that decision and its implementation will depend upon several factors, including funding, cost and availability of equipment and market conditions.

In September 2008, we acquired Jazz Technologies in a stock for stock transaction. Jazz is an independent semiconductor foundry focused on specialty process technologies for the manufacture of analog and mixed-signal semiconductor devices. Jazz’s specialty process technologies include advanced analog, radio frequency, high voltage, bipolar and silicon germanium bipolar complementary metal oxide (“SiGe”) semiconductor processes, for the manufacture of analog and mixed-signal semiconductors. Jazz’s customers use the analog and mixed-signal semiconductor devices in products they design that are used in cellular phones, wireless local area networking devices, digital TVs, set-top boxes, gaming devices, switches, routers and broadband modems. Jazz operates one semiconductor fabrication facility in Newport Beach, California, in which it currently produces the majority of its products and in which all of Jazz’s process research and development is performed.

Our executive offices are located in the Ramat Gavriel Industrial Park, Post Office Box 619, Migdal Haemek, 23105 Israel, and our telephone number is 972-4-650-6611.

Additional information about us and our operations may be found at our web site: www.towerjazz.com.  Information on our website is not incorporated by reference in this prospectus.

RISK FACTORS

An investment in our securities involves a high degree of risk. In addition to the risk factors set forth below relating to this offering, you should carefully consider the risk factors in the base prospectus in the section entitled “Risk Factors”.  These risk factors may be amended or supplemented or superseded from time to time by other reports we file with the SEC in the future.  If any of the events or developments described therein actually occurs, our business, financial condition and results of operations may suffer. In that case, the value of our securities may decline, and you could lose all or part of your investment.

Risks Related to this Offering

Issuance of additional ordinary shares will dilute the percentage interests of current and future shareholders.

The sale of our ordinary shares pursuant to the SEPA will result in dilution of the percentage of our ordinary shares held by current and future shareholders. If we were to sell all $35,049,185 of the ordinary shares which we may offer for sale under the SEPA at a price equal to $1.39, which was the last reported sale price for our ordinary shares on the NASDAQ Global Market on December 14, 2010, we would issue approximately 25.2 million additional ordinary shares under the SEPA for a fund-raising of up to approximately $35 million, in addition to our approximately 259 million shares outstanding as of  December 15, 2010. Because the sales pursuant to the SEPA will be made based on prevailing market prices at the time advances are made, the prices at which we sell these shares and the number of shares we will issue will vary, perhaps significantly, with the market price of our ordinary shares. In addition we may issue additional ordinary shares upon the conversion or exercise of our outstanding convertible notes, capital notes, warrants, options and other rights to acquire our ordinary shares.  See “Capitalization” for a summary of the ordinary shares issuable under such securities.

Our ability to raise funds under the SEPA will depend on several factors, including the trading volume for our ordinary shares.

While under the SEPA, YA Global is committed to purchase our ordinary shares in accordance with the terms of the SEPA, YA Global may not make any advances which would result in YA Global owning more than 4.99% of our outstanding ordinary shares. Our ability to sell additional shares to YA Global and raise funds under the SEPA will depend on YA Global’s ability to sell shares previously purchased under the SEPA in a timely manner. This will depend, among other factors, on the trading volume for our shares on the NASDAQ and the Tel-Aviv Stock Exchange and prevailing conditions in the capital markets generally. There is no assurance as to the extent to which we will be able to utilize the SEPA to fund our operations.

Sales of shares to YA Global pursuant to the SEPA and the resale of such shares by YA Global may result in declines in the price of our stock.

The ordinary shares purchased by YA Global under the SEPA are freely tradable and YA Global may promptly sell the shares we issue to them under the SEPA in the public markets. Such sales, and the potential for such sales, could cause the market price of our ordinary shares to decline.

USE OF PROCEEDS

During the remaining term of the SEPA, we may receive up to $35,049,185 in gross proceeds from the sale of shares of ordinary shares to YA Global pursuant to the SEPA. We anticipate, and have represented to YA Global in the SEPA, that the proceeds received under the SEPA will be utilized for general corporate purposes, which may include working capital, purchases of equipment or technologies, manufacturing improvements, capital expenditures and repayment of debt.

CAPITALIZATION

The following table sets forth our long-term debt, debentures and capitalization as of September 30, 2010 on an actual basis. This table was prepared in accordance with the US GAAP and the financial data is derived from our unaudited interim consolidated financial statements as of September 30, 2010.

	(US dollars in thousands)

Short term bank loan		$12,000
Long-term bank loans		126,459
Debentures		228,970
Long-term customers’ advances		8,047
Other long-term liabilities		67,668
Shareholders’ equity: Ordinary Shares, NIS 1.00 par value per share; 1,100,000,000 authorized shares, 256,316,746 issued shares* and 255,016,746 outstanding shares	$65,127
Additional paid-in capital	760,614
Capital notes	311,472
Equity component of convertible debentures and cumulative stock based compensation	27,344
Accumulated other comprehensive loss	(811)
Accumulated deficit	(1,053,107)
Treasury stock, 1,300,000 shares	(9,072)
Total shareholders’ equity		101,567
Total capitalization		$684,797

*Includes 1,300,000 treasury shares

The information set forth on an actual basis in the foregoing table excludes the following securities as of December 10, 2010:

(i)	approximately 24.6 million ordinary shares issuable upon exercise of options granted to employees and directors at a weighted average exercise price of $1.14;

(ii)	23.4 million ordinary shares issuable upon exercise of options granted to our Chief Executive Officer at a weighted average exercise price of $1.15;

(iii)	11.5 million ordinary shares issuable upon exercise of options granted to our Chairman of the Board at an exercise price of $0.29;

(iv)	2.5 million ordinary shares issuable upon exercise of warrants issued to our banks with an exercise price of $2.04 per share exercisable until December 2015;

(v)	0.9 million ordinary shares issuable upon exercise of warrants issued to our banks in connection with our credit facility with an exercise price of $6.17 per share exercisable until December 2015;

(vi)	1.1 million ordinary shares issuable upon exercise of warrants issued to our bank in connection with our credit facility with an exercise price of $0.89 per share exercisable until December 2015;

(vii)
26.2 million ordinary shares issuable upon conversion of our debentures convertible series E until January 2013, issued pursuant to our June 2007 public offering in Israel at conversion rate of approximately $1.10;

(viii)
4.1 million ordinary shares issuable upon exercise of warrants we issued to our bank with an exercise price of $1.21 in connection with the July 2005 amendment to our facility agreement exercisable until December 2015;

(ix)	9.4 million ordinary shares issuable upon conversion of our debentures convertible series B until January 2012, pursuant to the prospectus dated December 15, 2005 at conversion rate of $1.10;

(x)
96.4 million ordinary shares issuable upon conversion of the equity equivalent convertible capital notes we issued to each of our two banks and 206.1 million shares issuable upon conversion of such notes issued to Israel Corp.;

(xi)	8 million ordinary shares issuable upon exercise of warrants series 6, with an exercise price of $1.06 per share and exercisable until August 2011;

(xii)
5.2 million ordinary shares issuable upon exercise of warrants series 5 sold in our private placements completed in November 2006, with an exercise price of approximately $2.7 per share and exercisable until December 2010;

(xiii)
28.5 million ordinary shares issuable upon conversion of our debentures convertible series C until December 2011, issued pursuant to our June 2006 public offering in Israel at conversion rate of approximately $1.10;

(xiv)	3.6 million ordinary shares issuable upon exercise of the warrants series I issued in our March 2007 private placement at exercise price of $0.74 exercisable until March 2012;

(xv)	59.5 million ordinary shares issuable upon exercise of warrants, with an exercise price of approximately $2.78 per share and exercisable until March 2011;

(xvi)	10.7 million ordinary shares issuable upon conversion of our debentures convertible until December 2011 at conversion rate of $4.07;

(xvii)	25.3 million ordinary shares issuable upon exercise of warrants series J covered by this prospectus, with an exercise price of $1.70 per share and exercisable until June 2015; and

(xviii)
61.5 million ordinary shares issuable upon conversion of our debentures convertible series F until December 2016, issued pursuant to our October 2010 shelf prospectus in Israel at conversion rate of approximately $1.8.

This information does not take into account potential dilutive issuances of securities pursuant to our credit facility agreement and warrants issuable to our banks since the number of shares issuable will depend upon future transactions in which we may engage and/or the market price of our shares and/or other conditions.

PLAN OF DISTRIBUTION

On August 11, 2009, we entered into a Standby Equity Purchase Agreement, or SEPA, with YA Global. The SEPA originally provided for the offer and sale to YA Global of up to $25,000,000 of our ordinary shares upon the terms and conditions set forth therein. On April 22, 2010 we entered into Amendment No. 3 to the SEPA to increase by $35,000,000 the amount YA Global is committed to purchase under the SEPA.  On November 15, 2010 we entered into Amendment No. 4 to the SEPA to increase by $35,000,000 the amount YA Global is committed to purchase under the SEPA. Therefore, under the SEPA as so amended, from time to time through March 31, 2012, and at our sole discretion, we may present YA Global with advance notices to purchase up to an aggregate of $35,049,185 of our ordinary shares. For each ordinary share purchased under the SEPA, YA Global will pay 98% of the lowest daily volume weighted average price, or VWAP, of the ordinary shares on the Tel-Aviv Stock Exchange during the five trading day pricing period following the advance notice. The aggregate amount of each advance requested cannot exceed $5,000,000, unless otherwise mutually agreed to by us and YA Global. The amount issued pursuant to any advance also cannot cause the aggregate number of ordinary shares beneficially owned by YA Global and its affiliates to exceed 4.99% of the then outstanding ordinary shares. If an advance notice requests the purchase of shares exceeding any of these amounts, that portion of the advance notice will be deemed to be automatically withdrawn.

Promptly after the end of the five trading day period following delivery of the advance notice, we will deliver to YA Global the requisite number of shares against payment by YA Global of the advance amount requested, subject to our satisfaction of certain conditions under the SEPA.  There is no arrangement for funds to be received in an escrow, trust, or similar arrangement. We may continue to deliver additional advance notices until the earlier of the date the commitment amount is purchased or March 31, 2012.

For each advance notice, we may indicate a minimum acceptable price, which cannot be more than 95% of the last closing price of our ordinary shares on the Tel-Aviv Stock Exchange at the time of delivery of the advance notice. If during the five trading day pricing period following any advance notice the VWAP for the ordinary shares is below the indicated minimum acceptable price, the amount of the advance could be reduced by 20% for each day the VWAP is below the minimum acceptable price and that trading day will be excluded from the pricing period for purposes of determining the purchase price.

Under Amendment No. 3 to the SEPA, we are obligated to pay YA Global $150,000 in commitment fees on or about February 10, 2011.  Under Amendment No. 4 to the SEPA, we are obligated to pay YA Global $375,000 in commitment fees, payable as follows: $187,500 on the day following our delivery of the next advance notice under the SEPA; and $187,500 by no later than six months following the delivery of the next advance notice. These fees may be paid either in cash, in our ordinary shares (using the VWAP on the Tel-Aviv Stock Exchange on the day immediately preceding the payment date) or some combination of cash and ordinary shares.  This prospectus supplement also covers the issuance of any shares to YA Global in payment of all or part of the commitment fee.

We may terminate the SEPA upon 15 trading days’ prior notice to YA Global, as long as there are no advances outstanding and we have paid to YA Global all amounts then due. A copy of the SEPA, including all amendments thereto is attached to our Report on Form 6-K as filed with the SEC on December 15, 2010.

In addition to our issuance of ordinary shares to YA Global pursuant to the SEPA, this prospectus supplement also covers the resale of those shares from time to time by YA Global to the public. In connection with YA Global’s sale of our ordinary shares, YA Global may be deemed to be an “underwriter” within the meaning of the Securities Act and the compensation paid to YA Global may be deemed to be underwriting commissions or discounts. We have agreed in the SEPA to provide indemnification to YA Global against certain civil liabilities.

We will file a prospectus supplement indicating the price and number of ordinary shares issued in connection with each sale of ordinary shares under the SEPA.

YA Global has informed us that it will use an unaffiliated broker-dealer to effectuate any sales of ordinary shares that it may purchase from us pursuant to the SEPA. Such sales will be made on the NASDAQ, the Tel-Aviv Stock Exchange or otherwise at prices and at terms then prevailing or at prices related to the then current market price. Each such unaffiliated broker-dealer may be an underwriter within the meaning of Section 2(a)(11) of the Securities Act. YA Global has informed us that each such broker-dealer will receive commissions from YA Global which will not exceed customary brokerage commissions.

Our ordinary shares may be sold by YA Global in one or more of the following manners:

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	to a broker-dealer as principal and resale by the broker-dealer for its account; or

•	a combination of any such methods of sale.

YA Global has agreed that, during the term of the SEPA, neither YA Global nor its affiliates will engage in any short sales or hedging transactions with respect to our ordinary shares, provided that upon receipt of an advance notice YA Global may sell shares that it is obligated to purchase under such advance notice prior to taking possession of such shares.

          YA Global and any unaffiliated broker-dealer will be subject to liability under the federal securities laws and must comply with the requirements of the Securities Act and the Exchange Act, including without limitation, Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of ordinary shares by YA Global or any unaffiliated broker-dealer. Under these rules and regulations, YA Global and any unaffiliated broker-dealer:

•	may not engage in any stabilization activity in connection with our securities;

•
must furnish each broker which offers shares of our ordinary shares covered by the prospectus that is a part of our Registration Statement with the number of copies of such prospectus and any prospectus supplement which are required by each broker; and

•	may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Exchange Act.

These restrictions may affect the marketability of the ordinary shares by YA Global and any unaffiliated broker-dealer.

PROSPECTUS

$50,000,000
Ordinary Shares
Capital Notes
Debt Securities
Purchase Contracts
Warrants
Units

We may offer under this prospectus from time to time, at prices and on terms to be determined by market conditions at the time we make the offer, up to an aggregate of $50,000,000 of our:

●	ordinary shares;

●	capital notes;

●	debt securities (including convertible debt securities);

●	purchase contracts;

●	warrants to purchase ordinary shares or debt securities; or

●	any combination of the above, separately or as units.

This prospectus may not be used to sell our securities unless accompanied by a prospectus supplement. Before you invest in our securities, you should carefully read both this prospectus and the prospectus supplement related to the offering of the securities.

Our ordinary shares are listed on the Nasdaq Global Market under the symbol “TSEM” and on the Tel Aviv Stock Exchange in Israel under the symbol “TSEM.” On September 16, 2010, the last reported sale price of our ordinary shares on the Nasdaq Global Market was $1.38 per share and on the Tel Aviv Stock Exchange was NIS 5.17 per share. We have not yet determined whether any of the other securities that may be offered by this prospectus will be listed on any exchange, inter-dealer quotation system or over-the-counter market. If we decide to seek listing of any such securities, a prospectus supplement relating to those securities will disclose the exchange, quotation system or market on which the securities will be listed.

If we sell securities through agents or underwriters, we will include their names and the fees, commissions and discounts they will receive, as well as the net proceeds to us, in the applicable prospectus supplement.

The securities offered hereby involve a high degree of risk.  See “Risk Factors” on page 2.

None of the U.S. Securities and Exchange Commission, the Israeli Securities Authority or any state securities commission have approved or disapproved of these securities or passed upon the adequacy, completeness or accuracy of this prospectus. Any representation to the contrary is a criminal offense under the laws of the United States and the laws of the State of Israel.

The date of this prospectus is September 27, 2010

Manufacturing or production capacity refers to installed equipment capacity in our facilities and is a function of the process technology and product mix being manufactured as certain processes require more processing steps than others.  All information herein with respect to the wafer capacity of our manufacturing facilities is based upon our estimate of the effectiveness of the manufacturing equipment and processes in use or expected to be in use during the relevant period and the actual or expected process technology mix for such period.  Unless otherwise specifically stated, all references herein to “wafers” in the context of capacity in Fab 1 are to 150-mm wafers and in Fab 2 are to 200-mm wafers.

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PROSPECTUS SUMMARY

This is a summary of our business and this offering. For a more complete understanding of our business and this offering, you should read the entire prospectus and the documents incorporated by reference.

Company Overview

We are a pure-play independent specialty wafer foundry dedicated to the manufacture of semiconductors. Typically, pure-play foundries do not offer products of their own, but focus on producing integrated circuits, or ICs, based on the design specifications of their customers. We manufacture semiconductors for our customers primarily based on third party designs and our own process technology and engineering support. We currently offer the manufacture of ICs with geometries ranging from 1.0 to 0.13-micron. We also provide design services and complementary technical services. ICs manufactured by us are incorporated into a wide range of products in diverse markets, including consumer electronics, personal computers, communications, automotive, industrial and medical device products.

In January 2001, we commenced construction of a state-of-the-art wafer fabrication facility, which we refer to as Fab 2, located in Migdal Haemek, Israel and adjacent to our first facility, Fab 1. In 2003, we completed the infrastructure of Fab 2 and commenced production at this Fab.  Fab 2 is designed to operate in geometries of 0.18-micron and below, using advanced materials and advanced CMOS technology licensed from Freescale and Toshiba and other technologies that we developed and will develop independently or with development partners. Depending on the process technology and product mix, when fully ramped-up, we estimate that Fab 2 will be able to achieve capacity levels of approximately 40,000 wafers per month. We have not completed the full ramp-up of Fab 2. The timing of that decision and its implementation will depend upon several factors, including funding, cost and availability of equipment and market conditions.

In September 2008, we acquired Jazz Technologies in a stock for stock transaction. Jazz is an independent semiconductor foundry focused on specialty process technologies for the manufacture of analog and mixed-signal semiconductor devices. Jazz’s specialty process technologies include advanced analog, radio frequency, high voltage, bipolar and silicon germanium bipolar complementary metal oxide (“SiGe”) semiconductor processes, for the manufacture of analog and mixed-signal semiconductors. Jazz’s customers use the analog and mixed-signal semiconductor devices in products they design that are used in cellular phones, wireless local area networking devices, digital TVs, set-top boxes, gaming devices, switches, routers and broadband modems. Jazz operates one semiconductor fabrication facility in Newport Beach, California, in which it currently produces the majority of its products and in which all of Jazz’s process research and development is performed.

        Our executive offices are located in the Ramat Gavriel Industrial Park, Post Office Box 619, Migdal Haemek, 23105 Israel, and our telephone number is 972-4-650-6611.

Additional information about us and our operations may be found at our web site: www.towerjazz.com.  Information on our website is not incorporated by reference in this prospectus.

The Offering

This prospectus is part of a registration statement on Form F-3 that we filed with the Securities and Exchange Commission utilizing a “shelf” registration process. Under this process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $50 million. This prospectus provides you with a general description of the securities we may offer. Each time we offer to sell securities under this prospectus, we will provide a prospectus supplement containing specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. To the extent that any information we provide in a prospectus supplement is inconsistent with information in this prospectus, the information in the prospectus supplement will modify or supersede this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the headings “Where You Can Find More Information; Incorporation of Information by Reference.”

RISK FACTORS

An investment in our securities is speculative and involves a high degree of risk.  Therefore, you should not invest in our securities unless you are able to bear a loss of your entire investment.  You should carefully consider the risk factors described in our periodic reports filed with the SEC, including those specified in Exhibit 99.1to our Report on Form 6-K for the month of September 2010 No. 1, filed with the SEC on September 7, 2010 in the section captioned “Risk Factors”, which is incorporated by reference in this prospectus.  You should carefully consider those risks together with the other information in this prospectus before deciding to invest in our securities. If any of those risks actually occur, our business, financial condition and results of operations could be materially and adversely affected.  In that case, the trading price of our ordinary shares could decline, and you may lose all or part of your investment.

NOTE CONCERNING FORWARD-LOOKING STATEMENTS

The statements incorporated by reference or contained in this prospectus discuss our future expectations, contain projections of our results of operations or financial condition, and include other forward-looking information within the meaning of Section 27A of the Securities Act of 1933, as amended.  You should not unduly rely on forward-looking statements contained or incorporated by reference in this prospectus.  Our actual results and performance may differ materially from those expressed in such forward-looking statements.  Forward-looking statements that express our beliefs, plans, objectives, assumptions, future events or performance may involve estimates, assumptions, risks and uncertainties. Such risks and uncertainties are discussed in this prospectus under the heading “Risk Factors”, and in our other filings with the Securities and Exchange Commission, which are also filed with the Israel Securities Authority.  You should read and interpret any forward-looking statements together with these documents. Forward-looking statements often, although not always, include words or phrases such as the following: “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “intends,” “plans,” “projection” and “outlook.”

Any forward-looking statement speaks only as of the date on which that statement is made.  We will not update, and expressly disclaim any obligation to update, any forward-looking statement to reflect events or circumstances that occur after the date on which such statement is made.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION OF
INFORMATION BY REFERENCE

We have filed a registration statement on Form F-3 with the Securities and Exchange Commission in connection with this offering. In addition, we file reports with, and furnish information to, the Securities and Exchange Commission. You may read and copy the registration statement and any other documents we have filed at the Securities and Exchange Commission, including any exhibits and schedules, at the Securities and Exchange Commission’s public reference room at 100 F Street N.E., Washington, D.C. 20549. You may call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on this public reference room. As a foreign private issuer, all documents which were filed after November 4, 2002 on the Securities and Exchange Commission’s EDGAR system are available for retrieval on the Securities and Exchange Commission’s website at www.sec.gov. These Securities and Exchange Commission filings are also available to the public on the Israel Securities Authority’s Magna website at www.magna.isa.gov.il and from commercial document retrieval services.  We also generally make available on our own web site (www.towersemi.com) our quarterly and year-end financial statements as well as other information.

This prospectus is part of the registration statement and does not contain all of the information included in the registration statement. Whenever a reference is made in this prospectus to any of our contracts or other documents, the reference may not be complete and, for a copy of the contract or document, you should refer to the exhibits that are a part of the registration statement.

The Securities and Exchange Commission allows us to “incorporate by reference” into this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. Information incorporated by reference is part of this prospectus. We incorporate by reference the documents listed below and amendments to them. These documents and their amendments were previously filed with the Securities and Exchange Commission.

This prospectus will be deemed to incorporate by reference the following documents previously filed by us with the Securities and Exchange Commission:

●	Annual report on Form 20-F for the year ended December 31, 2009, filed on April 30, 2010, to the extent the information in that report has not been updated or superseded by this prospectus;

●	Report on Form 6-K dated August 2010 No. 2 (filed on August 13, 2010);

●	Report on Form 6-K dated September 2010 No. 1 (filed on September 7, 2010); and

●
any report on Form 6-K, or parts thereof, meeting the requirements of Form F-3 filed after the date of the initial registration statement and prior to its effectiveness, which states that it, or any part thereof, is being incorporated by reference herein.

This prospectus shall also be deemed to incorporate by reference all subsequent annual reports filed on Form 20-F, Form 40-F or Form 10-K, and all subsequent filings on Forms 10-Q and 8-K filed by the registrant pursuant to the Exchange Act, prior to the termination of the offering made by this prospectus.  We may incorporate by reference into this prospectus, any Form 6-K meeting the requirements of Form F-3 which is submitted to the Securities and Exchange Commission after the date of the filing of the registration statement being filed in connection with this offering and before the date of termination of this offering. Any such Form 6-K which we intend to so incorporate shall state in such form that it is being incorporated by reference into this prospectus.

We will provide to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of these filings, at no cost, upon written or oral request to us at: Ramat Gavriel Industrial Park, Post Office Box 619, Migdal Haemek, 23105 Israel, Attn: Corporate Secretary, telephone number:  972-4-650-6109. Copies of these filings may also be accessed at our website, www.towerjazz.com. Click on “Investor Relations” and then “Filings.”

A copy of this prospectus, our memorandum of association and our articles of association, are available for inspection at our offices at Shaul Amor Avenue, Ramat Gavriel Industrial Park, Migdal Haemek, Israel and on the Israel Securities Authority’s Magna website, www.magna.isa.gov.il.

    As a foreign private issuer, we are exempt from the rules under Section 14 of the Exchange Act prescribing the furnishing and content of proxy statements and our officers, directors and principal shareholders are exempt from the reporting and other provisions in Section 16 of the Exchange Act.

RATIO OF EARNINGS TO FIXED CHARGES

Our ratio of earnings to fixed charges in accordance with US GAAP for the periods presented are as follows:

	Six months ended June 30, (unaudited)	Year Ended December 31,
	2010	2009	2008	2007	2006	2005

Ratio of earnings to fixed charges	(1)	(2)	(3)	(4)	(5)	(6)

(1)	Earnings as adjusted were inadequate to cover fixed charges by $38.7 million for the six months ended June 30, 2010.
(2)	Earnings as adjusted were inadequate to cover fixed charges by $125.5 million in 2009.
(3)	Earnings as adjusted were inadequate to cover fixed charges by $240.2 million in 2008.
(4)	Earnings as adjusted were inadequate to cover fixed charges by $144.3 million in 2007.
(5)	Earnings as adjusted were inadequate to cover fixed charges by $173.6 million in 2006.
(6)	Earnings as adjusted were inadequate to cover fixed charges by $201.7 million in 2005.

For the purpose of these computations, earnings have been calculated as the sum of (i) pretax income from continuing operations and (ii) amortization of capitalized interest offset by interest capitalized.  Fixed charges consist of the sum of (i) interest expensed and capitalized, amortized premiums, discounts and capitalized expenses related to indebtedness and (ii) an estimate of the interest within rental expense (calculated based on a reasonable approximation of the interest factor).

CAPITALIZATION

The following table sets forth our long-term debt, debentures and capitalization as of June 30, 2010. This table was prepared in accordance with the US GAAP and the financial data is derived from our unaudited interim consolidated financial statements as of June 30, 2010.

	(US dollars in thousands)

Short term bank loan		$12,000
Long-term bank loans		160,941
Debentures		230,580
Long-term customers’ advances		7,940
Other long-term liabilities		58,999
Shareholders’ equity:
Ordinary Shares, NIS 1.00 par value per share; 1,100,000,000 authorized shares, 235,812,789 issued shares* and 234,512,789 outstanding shares	$59,741
Additional paid-in capital	736,859

Capital notes	311,472
Equity component of convertible debentures and cumulative stock based compensation	25,988
Accumulated other comprehensive loss	(1,472)
Accumulated deficit	(1,054,340)
Treasury stock, 1,300,000 shares	(9,072)
Total shareholders’ equity		69,176
Total capitalization		$648,232

*Includes 1,300,000 treasury shares

        The information set forth on an actual basis in the foregoing table excludes the following securities as of August 31, 2010

(i)	approximately 26.1 million ordinary shares issuable upon exercise of options granted to employees and directors at a weighted average exercise price of $1.14;

(ii)	23.4 million ordinary shares issuable upon exercise of options granted to our Chief Executive Officer at a weighted average exercise price of $1.15;

(iii)	11.5 million ordinary shares issuable upon exercise of options granted to our Chairman of the Board at an exercise price of $0.29;

(iv)	2.5 million ordinary shares issuable upon exercise of warrants issued to our banks with an exercise price of $2.04 per share exercisable until December 2015;

(v)	0.9 million ordinary shares issuable upon exercise of warrants issued to our banks in connection with our credit facility with an exercise price of $6.17 per share exercisable until December 2015;

(vi)	1.1 million ordinary shares issuable upon exercise of warrants issued to our banks in connection with our credit facility with an exercise price of $0.89 per share exercisable until December 2015;

(vii)
26.5 million ordinary shares issuable upon conversion of our debentures convertible series E until January 2013, issued pursuant to our June 2007 public offering in Israel at conversion rate of approximately $1.10;

(viii)
8.3 million ordinary shares issuable upon exercise of warrants we issued to our banks with an exercise price of $1.21 in connection with the July 2005 amendment to our facility agreement exercisable until December 2015;

(ix)	9.4 million ordinary shares issuable upon conversion of our debentures convertible series B until January 2012, pursuant to the prospectus dated December 15, 2005 at conversion rate of $1.10;

(x)	96.4 million ordinary shares issuable upon conversion of the equity equivalent convertible capital notes we issued to each of our two banks and 206.1 million such notes issued to Israel Corp.;

(xi)	8 million ordinary shares issuable upon exercise of warrants series 6, with an exercise price of $1.06 per share and exercisable until August 2011;

(xii)
5.2 million ordinary shares issuable upon exercise of warrants series 5 sold in our private placements completed in November 2006, with an exercise price of approximately $2.7 per share and exercisable until December 2010;

(xiii)
28.9 million ordinary shares issuable upon conversion of our debentures convertible series C until December 2011, issued pursuant to our June 2006 public offering in Israel at conversion rate of approximately $1.10;

(xiv)	5.3 million ordinary shares issuable upon exercise of the warrants series I issued in our March 2007 private placement at exercise price of $0.74 exercisable until March 2012;

(xv)	59.5 million ordinary shares issuable upon exercise of warrants, with an exercise price of approximately $2.78 per share and exercisable until March 2011;

(xvi)	10.7 million ordinary shares issuable upon conversion of our debentures convertible until December 2011 at conversion rate of $4.07; and

(xvii)	25.3 million ordinary shares issuable upon exercise of warrants series J, with an exercise price of $1.70 per share and exercisable until June 2015.

        This information does not take into account certain potential dilutive issuances of securities pursuant to our credit facility agreement and warrants issuable to our banks since the number of shares issuable will depend upon future transactions in which we may engage and/or the market price of our shares and/or other conditions.

PRICE RANGE OF ORDINARY SHARES

Our ordinary shares are listed and traded on the Nasdaq Global Market under the symbol “TSEM”. In addition, in January 2001, our ordinary shares commenced trading on the Tel Aviv Stock Exchange (TASE) under the symbol “TSEM”.

       The following table sets forth, for the periods indicated, the high and low reported sales prices of the ordinary shares on the Nasdaq Global Market and Tel Aviv Stock Exchange:

	NASDAQ Global Market		Tel Aviv Stock Exchange
	High ($)	Low ($)	High (NIS)	Low (NIS)

Period
August 2010	1.66	1.25	6.12	5.25
July 2010	1.50	1.31	5.96	5.15
June 2010	1.60	1.28	6.10	5.02
May 2010	1.74	1.25	6.35	4.90
April 2010	1.73	1.47	6.48	5.61
March 2010	1.87	1.55	7.02	5.82
Third quarter 2010 through September 16, 2010	1.66	1.25	6.12	5.04
Second quarter 2010	1.74	1.25	6.48	4.90
First quarter 2010	1.87	0.99	7.02	3.71
Fourth quarter 2009	1.18	0.89	4.51	3.35
Third quarter 2009	1.49	0.33	5.13	1.36
Second quarter 2009	0.39	0.19	1.49	0.84
First quarter 2009	0.24	0.13	1.02	0.50
Fourth quarter 2008	0.54	0.09	1.91	0.36
Third quarter 2008	0.86	0.43	2.80	1.70
Second quarter 2008	1.25	0.81	4.13	2.75
First quarter 2008	1.45	0.74	5.50	2.63
2009	1.49	0.13	5.13	0.50
2008	1.45	0.09	5.50	0.36
2007	2.08	1.20	8.88	5.25
2006	2.18	1.22	9.14	5.11
2005	2.38	0.92	10.30	5.10

On September 16, 2010, the last reported sale price of the ordinary shares was $1.38 on the Nasdaq Global Market and NIS 5.17 on the Tel Aviv Stock Exchange.

USE OF PROCEEDS

    Unless we state otherwise in a prospectus supplement, we will use the net proceeds from the sale of securities under this prospectus for general corporate purposes.  From time to time, we may evaluate the possibility of acquiring businesses, products, equipment tools and technologies, and we may use a portion of the proceeds as consideration for acquisitions. Until we use net proceeds for these purposes, we may invest them in interest-bearing securities.

DILUTION

    We will set forth in a prospectus supplement the following information regarding any material dilution of the equity interests of investors purchasing securities in an offering under this prospectus:

•	the net tangible book value per share of our equity securities before and after the offering;
•	the amount of the increase in such net tangible book value per share attributable to the cash payments made by purchasers in the offering; and
•	the amount of the immediate dilution from the public offering price which will be absorbed by such purchasers.

DESCRIPTION OF SHARE CAPITAL

Ordinary Shares

Our authorized share capital consists of 1.1 billion ordinary shares, par value NIS 1.00 per share. Under our articles of association, the ordinary shares do not have preemptive rights. We may from time to time, by approval of a majority of our shareholders, increase our authorized share capital. All ordinary shares are registered shares, rather than bearer shares.

The ownership or voting rights of our ordinary shares by non-residents of Israel is not restricted in any way by our memorandum of association or articles of association. The State of Israel does not restrict in any way the ownership or voting rights of ordinary shares of Israeli entities by non-residents of Israel, except with respect to subjects of countries that are in a state of war with Israel. Our ordinary shares do not have cumulative voting rights for the election of directors. The affirmative vote of the shareholders present in person or by proxy that represent more than 50% of the voting power present in person or by proxy have the power to elect all nominees up for election to our board of directors. The election of an external director also requires that either: (i) this majority include the affirmative vote of at least one-third of the shares held by non-controlling shareholders; or (ii) the total number of shares held by non-controlling shareholders that voted against the election of the nominee external director does not exceed one percent of the aggregate voting rights in the company.

In the event of our liquidation, after satisfaction of liabilities to creditors, our assets will be distributed to the holders of our ordinary shares in proportion to the nominal value of their respective holdings. This liquidation right may be affected by the grant of a preferential dividend or distribution right to the holder of a class of shares with preferential rights that may be authorized in the future. Dividends may be paid only out of profits, as defined in the Israeli Companies Law. Our Board of Directors is authorized to declare dividends, although our bank covenants currently in effect prohibit the payment of dividends on our ordinary shares, unless such payments are approved by our banks.

Holders of ordinary shares have one vote for each ordinary share held on all matters submitted to a vote of shareholders. Subject to the provisions set forth in Section 46B of the Israeli Securities Law, these voting rights may be affected by the grant of any special voting rights to the holders of a class of shares with preferential rights that may be authorized in the future. Our major shareholders do not have different voting rights from each other or other shareholders. However, certain of our shareholders have entered into a shareholders agreement pursuant to which they may be able to exercise control over matters requiring shareholder approval, including the election of directors.

Resolutions of shareholders (e.g. resolutions amending our articles of association, electing or removing directors, appointing an independent registered public accounting firm, authorizing changes in capitalization or the rights attached to our shares or approving a wind-up or merger), in general, require the affirmative vote (at a meeting convened upon advance notice of no less than thirty five days) of shareholders present in person or by proxy and holding shares conferring, in the aggregate, at least a majority of the votes actually cast on such resolutions.

The quorum required for a meeting of shareholders is at least two shareholders present, in person or by proxy, within half an hour of the time fixed for the meeting’s commencement that together hold shares conferring in the aggregate more than 33% of the total voting power of our shares. A meeting adjourned for lack of a quorum is adjourned to the same day in the following week at the same time and place. At the reconvened meeting, in the event a quorum is not present within half an hour of the time fixed for the meeting’s commencement, the persons present shall constitute a quorum.

Our registration number at the Israeli Registrar of Companies is 52-004199-7.

The objective stated in our memorandum of association and our articles of association is to engage in any lawful activity.

Modification or abrogation of the rights of any existing class of shares requires either the written consent of all of the holders of the issued shares of such class or the adoption of a resolution by an ordinary majority of a general meeting of holders of such class. The quorum required for a class meeting is at least two shareholders present, in person or by proxy, within half an hour of the time fixed for the meeting’s commencement that together hold shares conferring in the aggregate at least 51% of the total voting power of the issued shares of such class. If no quorum is present, the meeting shall be adjourned to another time and at the adjourned meeting a quorum shall be constituted in the presence of any number of participants, regardless of the number of shares held by them.

We had 255.0 million ordinary shares outstanding as of August 31, 2010. The above number of outstanding ordinary shares does not include 1.3 million treasury shares held by us through a trustee.

The transfer agent and registrar for our ordinary shares is American Stock Transfer & Trust Company, 59 Maiden Lane, New York, New York 10007.

DESCRIPTION OF CAPITAL NOTES

We may from time to time offer and sell under this prospectus capital notes, which we sometimes refer to as equity equivalent capital notes. When we offer to sell a particular series of capital notes, we will describe the specific terms of the series in a prospectus supplement. We will also indicate in the prospectus supplement whether the general terms and provisions described in this prospectus apply to a particular series of capital notes.

The capital notes are instruments of equity and not debt. Unless otherwise specified in a prospectus supplement, (i) the face amounts of the capital notes will not bear interest nor will they be linked to any index, (ii) the face amounts of the capital notes will only be payable by us out of distributions made upon the winding-up, liquidation or dissolution of our company on a pari passu and pro rata basis with the holders of our ordinary shares and (iii) we will have no right to prepay or redeem the equity equivalent capital notes. In addition, the holder may at any time, convert the face amount of the equity equivalent capital notes, in whole or in part, without payment of any additional consideration, into ordinary shares at a conversion price agreed with the holder. The equity equivalent capital notes have no maturity date and the right to convert into shares does not expire.

The terms of any particular series of equity equivalent capital notes will be set forth in the purchase agreement with the purchasers and the governing capital note certificate, each of which will be incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part. The foregoing summary of the equity equivalent capital notes is not complete. We encourage you to read the purchase agreement and capital note certificate, because they, and not this summary, will govern your rights as a holder of equity equivalent capital notes.

DESCRIPTION OF DEBT SECURITIES

This prospectus describes the general terms and provisions of the debt securities we may offer and sell by this prospectus. When we offer to sell a particular series of debt securities, we will describe the specific terms of the series in a prospectus supplement. We will also indicate in the prospectus supplement whether the general terms and provisions described in this prospectus apply to a particular series of debt securities.

    We may offer under this prospectus up to $50,000,000 in aggregate principal amount of debt securities, or if debt securities are issued at a discount, or in a foreign currency or composite currency, such principal amount as may be sold for an initial offering price of up to $50,000,000. We may offer debt securities in the form of either senior debt securities or subordinated debt securities. The senior debt securities and the subordinated debt securities are together referred to in this prospectus as the “debt securities.” Unless otherwise specified in a prospectus supplement, the senior debt securities will be our direct, unsecured obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness. The subordinated debt securities generally will be entitled to payment only after payment of our senior debt.

    The debt securities will be issued under an indenture between us and a trustee, the form of which is incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part. We have summarized the general features of the debt securities to be governed by the indenture. The summary is not complete. The executed indenture will be incorporated by reference from a report on Form 6-K. We encourage you to read the indenture, because the indenture, and not this summary, will govern your rights as a holder of debt securities. Capitalized terms used in this summary will have the meanings specified in the indenture. References to “we,” “us” and “our” in this section, unless the context otherwise requires or as otherwise expressly stated, refer to Tower Semiconductor Ltd., excluding its subsidiaries.

Additional Information
    The terms of each series of debt securities will be established by or pursuant to a resolution of our board of directors, or a committee thereof, and set forth or determined in the manner provided in an officers’ certificate or by a supplemental indenture. The particular terms of each series of debt securities will be described in a prospectus supplement relating to such series, including any pricing supplement.

    We may issue an unlimited amount of debt securities under the indenture, and the debt securities may be in one or more series with the same or various maturities, at par, at a premium or at a discount. Except as set forth in any prospectus supplement, we will also have the right to “reopen” a previous series of debt securities by issuing additional debt securities of such series without the consent of the holders of debt securities of the series being reopened or any other series. Any additional debt securities of the series being reopened will have the same ranking, interest rate, maturity and other terms as the previously issued debt securities of that series. These additional debt securities, together with the previously issued debt securities of that series, will constitute a single series of debt securities under the terms of the applicable indenture.

    We will set forth in a prospectus supplement, including any pricing supplement, relating to any series of debt securities being offered, the aggregate principal amount and other terms of the debt securities, which will include some or all of the following:

•	the title;

•	any limit on the amount that may be issued;

•	whether or not we will issue the series of debt securities in global form, and, if so, the terms and the name of the depository;

•	the maturity date;

•
the interest rate, which may be fixed or variable, or the method for determining the rate and the date interest will begin to accrue, the dates interest will be payable and the regular record dates for interest payment dates or the method for determining such dates;

•	whether or not the debt securities will be secured or unsecured, and the terms of any securities;

•	classification as senior or subordinated debt securities;

•
in the case of subordinated debt securities, the degree, if any, to which the subordinated debt securities of the series will be senior to or be subordinated to other indebtedness of ours in right of payment, whether the other indebtedness is outstanding or not;

•
the terms on which any series of debt securities may be convertible into or exchangeable for our common stock or other of our securities, including (a) provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option, and (b) provisions pursuant to which the number of shares of common stock or other securities of ours that the holders of the series of debt securities receive would be subject to adjustment;

•	the place where payments will be payable;

•	our right, if any, to defer payment of interest and the maximum length of any such deferral period;

•	the date, if any, after which, and the price at which, we may, at our option, redeem the series of debt securities pursuant to any optional redemption provisions;

•
the date, if any, on which, and the price at which we are obligated, pursuant to any mandatory sinking fund provisions or otherwise, to redeem, or at the holder’s option to purchase, the series of debt securities;

•	whether the indenture will restrict our ability to pay dividends, or will require us to maintain any asset ratios or reserves;

•	whether we will be restricted from incurring any additional indebtedness;

•	any listing of a series of debt securities on a securities exchange or market;

•	the denominations in which we will issue the series of debt securities, if other than denominations of $1,000 and any integral multiple thereof; and

•	any other specific terms, preferences, rights or limitations of, or restrictions on, the debt securities.

    We will provide information on the applicable United States and Israeli income tax considerations and other special considerations applicable to any of these debt securities in the applicable prospectus supplement.

    If we denominate the purchase price of any of the debt securities in a foreign currency or currencies or a foreign currency unit or units, or if the principal of, and premium and interest on, any series of debt securities is payable in a foreign currency or currencies or a foreign currency unit or units, we will provide you with information on the restrictions, elections, general tax considerations, specific terms and other information with respect to that issue of debt securities and such foreign currency or currencies or foreign currency unit or units in the applicable prospectus supplement.

Transfer and Exchange
    Each debt security will be represented by either one or more global securities registered in the name of The Depositary Trust Company, as Depositary, or a nominee (we will refer to any debt security represented by a global debt security as a “book-entry debt security”), or a certificate issued in definitive registered form (we will refer to any debt security represented by a certificated security as a “certificated debt security”) as set forth in the applicable prospectus supplement.

    You may transfer or exchange certificated debt securities at any office we maintain for this purpose in accordance with the terms of the indenture. No service charge will be made for any transfer or exchange of certificated debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange.

    You may effect the transfer of certificated debt securities and the right to receive the principal of, and any premium and interest on, certificated debt securities only by surrendering the certificate representing those certificated debt securities and either reissuance by us or the trustee of the certificate to the new holder or the issuance by us or the trustee of a new certificate to the new holder.

No Protection in the Event of a Change of Control
    Unless we state otherwise in the applicable prospectus supplement, the debt securities will not contain any provisions which may afford holders of the debt securities protection in the event we undergo a change in control or in the event of a highly leveraged transaction (whether or not such transaction results in a change in control) which could adversely affect holders of debt securities.

Covenants
    We will set forth in the applicable prospectus supplement any restrictive covenants applicable to any issue of debt securities.

Consolidation, Merger and Sale of Assets
    We may not consolidate with or merge with or into, or convey, transfer or lease all or substantially all of our properties and assets to, any person, which we refer to as a successor person, unless:

•	we are the surviving corporation or the successor person (if other than us) expressly assumes our obligations on the debt securities and under the indenture;

•
immediately after giving effect to the transaction, no event of default, and no event which, after notice or lapse of time, or both, would become an event of default, shall have occurred and be continuing under the indenture; and

•	certain other conditions are met, including any additional conditions described in the applicable prospectus supplement.

Events of Default
    Event of default means, with respect to any series of debt securities, any of the following:

•
default in the payment of any interest upon any debt security of that series when it becomes due and payable, and continuance of that default for a period of 30 days (unless the entire amount of the payment is deposited by us with the trustee or with a paying agent prior to the expiration of the 30-day period);

•	default in the payment of principal of or premium on any debt security of that series when due and payable;

•
default in the performance or breach of any other covenant or warranty by us in the indenture (other than a covenant or warranty that has been included in the indenture solely for the benefit of a series of debt securities other than that series), which default continues uncured for a period of 90 days after we receive written notice from the trustee or we and the trustee receive written notice from the holders of not less than a majority in principal amount of the outstanding debt securities of that series as provided in the indenture;

•	certain events of bankruptcy, insolvency or reorganization of our company; and

•	any other event of default provided with respect to debt securities of that series that is described in the applicable prospectus supplement.

    No event of default with respect to a particular series of debt securities (except as to certain events of bankruptcy, insolvency or reorganization) necessarily constitutes an event of default with respect to any other series of debt securities. The occurrence of an event of default may constitute an event of default under our bank credit agreements in existence from time to time. In addition, the occurrence of certain events of default or an acceleration under the indenture may constitute an event of default under certain of our other indebtedness outstanding from time to time.

    If an event of default with respect to debt securities of any series at the time outstanding occurs and is continuing, then the trustee or the holders of not less than a majority in principal amount of the outstanding debt securities of that series may, by a notice in writing to us (and to the trustee if given by the holders), declare to be due and payable immediately the principal (or, if the debt securities of that series are discount securities, that portion of the principal amount as may be specified in the terms of that series) of, and accrued and unpaid interest, if any, on all debt securities of that series. In the case of an event of default resulting from certain events of bankruptcy, insolvency or reorganization, the principal (or such specified amount) of and accrued and unpaid interest, if any, on all outstanding debt securities will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of outstanding debt securities. At any time after a declaration of acceleration with respect to debt securities of any series has been made, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in principal amount of the outstanding debt securities of that series may rescind and annul the acceleration if all events of default, other than the non-payment of accelerated principal and interest, if any, with respect to debt securities of that series, have been cured or waived as provided in the indenture. We refer you to the prospectus supplement relating to any series of debt securities that are discount securities for the particular provisions relating to acceleration of a portion of the principal amount of such discount securities upon the occurrence of an event of default.

    The indenture provides that the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of outstanding debt securities, unless the trustee receives indemnity satisfactory to it against any loss, liability or expense. Subject to certain rights of the trustee, the holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series.

    No holder of any debt security of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture or for the appointment of a receiver or trustee, or for any remedy under the indenture, unless:

•	that holder has previously given to the trustee written notice of a continuing event of default with respect to debt securities of that series; and

•
the holders of at least a majority in principal amount of the outstanding debt securities of that series have made written request, and offered reasonable indemnity, to the trustee to institute the proceeding as trustee, and the trustee has not received from the holders of a majority in principal amount of the outstanding debt securities of that series a direction inconsistent with that request and has failed to institute the proceeding within 60 days.

    Notwithstanding the foregoing, the holder of any debt security will have an absolute and unconditional right to receive payment of the principal of, and any premium and interest on, that debt security on or after the due dates expressed in that debt security and to institute suit for the enforcement of payment.

    If any securities are outstanding under the indenture, the indenture requires us, within 120 days after the end of our fiscal year, to furnish to the trustee a statement as to compliance with the indenture. The indenture provides that the trustee may withhold notice to the holders of debt securities of any series of any default or event of default (except in payment on any debt securities of that series) with respect to debt securities of that series if it in good faith determines that withholding notice is in the interest of the holders of those debt securities.

Modification and Waiver
   We may modify and amend the indenture with the consent of the holders of at least a majority in principal amount of the outstanding debt securities of each series affected by the modifications or amendments. We may not make any modification or amendment without the consent of the holders of each affected debt security then outstanding if that amendment will:

•	reduce the amount of debt securities whose holders must consent to an amendment or waiver;

•	reduce the rate of or extend the time for payment of interest (including default interest) on any debt security;

•
reduce the principal of, or premium on, or change the fixed maturity of, any debt security or reduce the amount of, or postpone the date fixed for, the payment of any sinking fund or analogous obligation with respect to any series of debt securities;

•	reduce the principal amount of discount securities payable upon acceleration of maturity;

•
waive a default in the payment of the principal of, or premium or interest on, any debt security (except a rescission of acceleration of the debt securities of any series by the holders of at least a majority in aggregate principal amount of the then outstanding debt securities of that series and a waiver of the payment default that resulted from such acceleration);

•	make the principal of, or premium or interest on, any debt security payable in currency other than that stated in the debt security;

•
make any change to certain provisions of the indenture relating to, among other things, the right of holders of debt securities to receive payment of the principal of, and premium and interest on, those debt securities and to institute suit for the enforcement of any such payment and to waivers or amendments; or

•	waive a redemption payment with respect to any debt security.

    Except for certain specified provisions, the holders of at least a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all debt securities of that series waive our compliance with provisions of the indenture. The holders of a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all the debt securities of such series waive any past default under the indenture with respect to that series and its consequences, except a default in the payment of the principal of, or any premium or interest on, any debt security of that series or in respect of a covenant or provision, which cannot be modified or amended without the consent of the holder of each outstanding debt security of the series affected; provided, however, that the holders of a majority in principal amount of the outstanding debt securities of any series may rescind an acceleration of the debt securities of such series and its consequences, including any related payment default that resulted from the acceleration.

Discharging Our Obligations
    We may choose to either discharge our obligations on the debt securities of any series in a legal defeasance, or to release ourselves from our covenant restrictions on the debt securities of any series in a covenant defeasance. We may do so at any time after we deposit with the trustee sufficient cash or government securities to pay the principal, interest, any premium and any other sums due to the stated maturity date or a redemption date of the debt securities of the series. If we choose the legal defeasance option, the holders of the debt securities of the series will not be entitled to the benefits of the indenture except for registration of transfer and exchange of debt securities, replacement of lost, stolen, destroyed or mutilated debt securities, conversion or exchange of debt securities, sinking fund payments and receipt of principal and interest on the original stated due dates or specified redemption dates.

    We may discharge our obligations under the indenture or release ourselves from covenant restrictions only if, in addition to making the deposit with the trustee, we meet some specific requirements. Among other things:

•
we must deliver an opinion of our legal counsel that the discharge will not result in holders having to recognize taxable income or loss or subject them to different tax treatment. In the case of legal defeasance, this opinion must be based on either an IRS letter ruling or change in federal tax law;

•	we may not have a default on the debt securities discharged on the date of deposit;

•	the discharge may not violate any of our agreements; and

•	the discharge may not result in our becoming an investment company in violation of the Investment Company Act of 1940.

Governing Law
The indenture and the debt securities will be governed by, and construed in accordance with, the internal laws of the State of New York, without regard to conflict of law principles that would result in the application of any law other than the laws of the State of New York.

DESCRIPTION OF PURCHASE CONTRACTS

We may issue purchase contracts for the purchase or sale of debt or equity securities (including capital notes) issued by us or securities of third parties, a basket of such securities, an index or indices of such securities or any combination of the above as specified in the applicable prospectus supplement.

Each purchase contract will entitle the holder thereof to purchase or sell, and obligate us to sell or purchase, on specified dates, such securities, currencies or commodities at a specified purchase price, which may be based on a formula, all as set forth in the applicable prospectus supplement. We may, however, satisfy our obligations, if any, with respect to any purchase contract by delivering the cash value of such purchase contract or the cash value of the property otherwise deliverable or, in the case of purchase contracts on underlying currencies, by delivering the underlying currencies, as set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell such securities, currencies or commodities and any acceleration, cancellation or termination provisions or other provisions relating to the settlement of a purchase contract.

The purchase contracts may require us to make periodic payments to the holders thereof or vice versa, which payments may be deferred to the extent set forth in the applicable prospectus supplement, and those payments may be unsecured or prefunded on some basis. The purchase contracts may require the holders thereof to secure their obligations in a specified manner to be described in the applicable prospectus supplement. Alternatively, purchase contracts may require holders to satisfy their obligations thereunder when the purchase contracts are issued. Our obligation to settle such pre-paid purchase contracts on the relevant settlement date may constitute indebtedness. Accordingly, pre-paid purchase contracts will be issued under the indenture.

DESCRIPTION OF UNITS

    We may, from time to time, issue units comprised of one or more of the other securities that may be offered under this prospectus, in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately at any time, or at any time before a specified date.

    Any applicable prospectus supplement will describe:

•	the material terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any material provisions relating to the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units; and

•	any material provisions of the governing unit agreement that differ from those described above

DESCRIPTION OF WARRANTS

    We may issue warrants, options or rights to purchase our debt or equity securities (including capital notes) or securities of third parties or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified securities or indices, or any combination of the foregoing. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.

    The applicable prospectus supplement will describe the following terms of any warrants in respect of which the prospectus is being delivered:

•	the title of such warrants;

•	the aggregate number of such warrants;

•	the price or prices at which such warrants will be issued;

•	the currency or currencies, in which the price of such warrants will be payable;

•
the securities or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing, purchasable upon exercise of such warrants;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

•	if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

•	if applicable, the date on and after which such warrants and the related securities will be separately transferable;

•	information with respect to book-entry procedures, if any;

•	any material Israeli and U.S. federal income tax consequences;

•	the anti-dilution provisions of the warrants; and

•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

PLAN OF DISTRIBUTION

        We may sell securities under this prospectus in offerings:

•	through one or more underwriters or dealers;

•	through other agents; or

•	directly to investors.

        We may price the securities we sell under this prospectus:

•	at a fixed public offering price or prices, which we may change from time to time;

•	at market prices prevailing at the times of sale;

•	at prices calculated by a formula based on prevailing market prices;

•	at negotiated prices; or

•	in a combination of any of the above pricing methods.

    If we use underwriters for an offering, they will acquire securities for their own account and may resell them from time to time in one or more transactions at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to the conditions set forth in the applicable underwriting agreement. We may offer the securities to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Subject to certain conditions and except as otherwise set forth in the applicable prospectus supplement, the underwriters will be obligated to purchase all the securities of the series offered by the prospectus supplement. The public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may change from time to time. Only underwriters named in a prospectus supplement are underwriters of the securities offered by that prospectus supplement.

    We may grant to the underwriters options to purchase additional securities to cover over-allotments, if any, at the public offering price with additional underwriting discounts or commissions. If we grant any over-allotment option, the terms of any over-allotment option will be set forth in the prospectus supplement relating to those securities.

   We may also sell securities directly or through agents. We will name any agent involved in an offering and we will describe any commissions we will pay the agent in the prospectus supplement. Unless the prospectus supplement states otherwise, our agents will act on a best-efforts basis.

   We may authorize agents or underwriters to solicit offers by certain types of institutional investors to purchase securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. We will describe the conditions of these contracts and the commissions we must pay for solicitation of these contracts in the prospectus supplement.

   We may provide agents and underwriters with indemnification against certain civil liabilities, including liabilities under the Securities Act of 1933, or contribution with respect to payments that the agents or underwriters may make with respect to such liabilities. Underwriters or agents may engage in transactions with us, or perform services for us, in the ordinary course of business. We may also use underwriters or agents with whom we have a material relationship. We will describe the nature of any such relationship in the prospectus supplement.

    An underwriter may engage in overallotment, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934. Overallotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriter to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. These activities may cause the price of our securities to be higher than it would otherwise be on the open market. The underwriter may discontinue any of these activities at any time.

    All securities we offer, other than ordinary shares, will be new issues of securities, with no established trading market. Underwriters may make a market in these securities, but will not be obligated to do so and may discontinue market making at any time without notice. We cannot guarantee the liquidity of the trading markets for any securities.

OFFERING EXPENSES

The following is a statement of expenses in connection with the distribution of the securities registered. All amounts shown are estimates except the SEC registration fee. The estimates do not include expenses related to offerings of particular securities. Each prospectus supplement describing an offering of securities will reflect the estimated expenses related to the offering of securities under that prospectus supplement.

SEC registration fees	$3,565.00
Legal fees and expenses	$30,000.00
Accountants fees and expenses	$5,000.00
Printing expenses	$1,000.00

Miscellaneous	$10,000.00

TOTAL	$49,565.00

LEGAL MATTERS

    The validity of the securities offered in this prospectus will be passed upon for us by Yigal Arnon & Co., our Israeli counsel, and by Eilenberg & Krause LLP, our U.S. counsel. Any underwriters will be advised with respect to other issues relating to any offering by their own legal counsel.

EXPERTS

                The consolidated financial statements, incorporated in this prospectus by reference from our Annual Report on Form 20-F and the effectiveness of our internal control over financial reporting have been audited by Brightman Almagor Zohar & Co., a member firm of Deloitte Touche Tohmatsu, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

ENFORCEABILITY OF CIVIL LIABILITIES AND
AGENT FOR SERVICE OF PROCESS IN THE UNITED STATES

We are incorporated in Israel, most of our executive officers and directors and the Israeli experts named herein are nonresidents of the United States, and a substantial portion of our assets and of such persons’ are located outside the United States. For further information regarding enforceability of civil liabilities against us and other persons, see the discussions in Item 3 of our Annual Report on Form 20-F for the year ended December 31, 2009 under the caption “Risk Factors — Risks Related to Our Operations in Israel — It may be difficult to enforce a U.S. judgment against us, our officers and directors and some of the experts named in this prospectus or to assert U.S. securities law claims in Israel.”

This prospectus is part of a registration statement we filed with the SEC. You should rely only on the information or representations contained in this prospectus and any accompanying prospectus supplement. We have not authorized anyone to provide information other than that provided in this prospectus and any accompanying prospectus supplement. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any accompanying prospectus supplement is accurate as of any date other than the date on the front of the document.

$50,000,000

Ordinary Shares
Capital Notes
Debt Securities
Purchase Contracts
Warrants
Units

PROSPECTUS

September 27, 2010